Exhibit 16.1

October 30, 2025

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 6-K for the event that occurred on October 30, 2025 to be filed by WWC’s former client Zenta Group Company Limited (the “Company”). WWC does not disagree with the Company’s statements regarding WWC under Changes in Registrant’s Certifying Accountant.

WWC has no basis to agree or disagree with any other part of the Form 6-K.

Very truly yours,

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID No.1171